SHARED TECHNOLOGIES FAIRCHILD TO MERGE INTO TEL-SAVE

WETHERSFIELD, CONNECTICUT, July 17, 1997 - Shared Technologies Fairchild Inc. (the "Company") (Nasdaq: STCH) today announced that it has signed an agreement to merge into Tel-Save Holdings, Inc. (Nasdaq: TALK).

Pursuant to the agreement, the Company will merge into a wholly-owned subsidiary of Tel-Save, and the Company's stockholders will receive shares of Tel-Save stock, having a value of $11.25 per share for each share of common stock of the Company, subject to upward adjustment in certain circumstances based on the market price of Tel-Save's stock at the time of the merger. It is expected that the merger will be completed in December. The merger is subject to the approval of the shareholders of the Company and Tel-Save, as well as antitrust and regulatory clearances and other customary closing conditions.

"We view this as a powerful combination with strong synergies and exciting growth prospects," said Anthony D. Autorino, the Company's chairman and chief executive officer. "Our years of hard work in building a premier telecommunications services company have culminated in this unique opportunity to join with Tel-Save and achieve enhanced value for our stockholders," Autorino said. "I'm impressed by the innovation and energy that Tel-Save has shown during its rapid and successful development, and I believe that our quality customer base is a perfect fit for Tel-Save."

Tel-Save is among the nation's ten largest providers of long-distance services, utilizing state-of- the-art network technology.

Company Contact:

Anthony D. Autorino
Chairman and Chief Executive Officer
(860) 258-2400